Exhibit 1

[Letterhead of BDO Seidman, LLP]

Securities and Exchange Commission

450 Fifth St., NW

Washington, D.C. 20549

We are the independent registered public accounting firm of ITC^DeltaCom, Inc. (the “Company”) and are furnishing this statement pursuant to Rule 12b-25(c) at the Company’s request. We are unable to furnish our report on the consolidated financial statements of the Company to be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for the reasons set forth in “Part III-Narrative” of the Form 12b-25, Notification of Late Filing, to which this statement is attached.

/s/ BDO Seidman, LLP

Atlanta, Georgia

March 16, 2005